Exhibit 99.2

AgFeed Industries Completes Acquisition of Hog Farm, Positioned as Largest Commercial Hog Producer in Shanghai Region

NEW YORK, NY--(MARKET WIRE)--June 25, 2008 -- AgFeed Industries, Inc. (NasdaqGM:FEED - News), a leader in China's premix feed and hog raising industries, today announced the acquisition of a producing commercial hog farm serving China's Shanghai region. AgFeed acquired 100% ownership of this farm. As a result of this acquisition, AgFeed is positioned as the largest commercial hog producer in the Shanghai region.

Shanghai represents one of the wealthiest consumer markets and one of the highest hog prices in China. AgFeed expects the acquisition to be immediately accretive to 2008 earnings.

AgFeed now has a controlling interest in 25 producing commercial hog farms strategically located in the Southeastern region of China, providing close access to end user consumers, including two of China’s wealthiest regions where hog prices are also the highest in China: Shanghai and GuangDong Provinces. Due to the Chinese cultural preference and consumer insistence on daily slaughtered fresh, not chilled or frozen pork, close access to consumer markets is a key to efficient and profitable hog production in China.

China’s abundant domestic corn supply, restriction on corn export and ethanol production, plus AgFeed’s increasing benefits from larger economy of scale in its synergistic hog production and feed business have led to efficient feed cost for AgFeed.

Dr. Songyan Li, AgFeed's Chairman, commented: "As global agricultural companies seek to gain access to the vast consumer pork markets in China, inability to control hog supply is a real impediment to profitability in the Chinese marketplace. AgFeed stands to benefit as a stable and reliable supplier of a large number of quality live hogs. Our market leader status in China’s key consumer markets further positions AgFeed as a fully integrated hog industry player in China. Securing a reliable hog supply while controlling hog input feed cost is the key to successful pork marketing in China, in which hog production is the only income tax free segment of a fully integrated hog/pork model. AgFeed has a strong management team and an expanding infrastructure to deliver these critical elements of success."

About AgFeed Industries, Inc.

Through its China-based operating subsidiaries, NASDAQ-listed AgFeed Industries (www.agfeedinc.com) is a market leader in China's fast growing pre-mix animal feed and hog raising industries. The pre-mix market in which AgFeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association. There are approximately 600 million hogs raised in China each year, compared to approximately 100 million in the U.S.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. AgFeed's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect AgFeed's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in AgFeed's filings with the Securities and Exchange Commission.

Contact:

Contact Information:
U.S. Contact: Mr. Arnold Staloff Independent Board Member AgFeed Industries, Inc. Tel: 212-631-3510	Corporate Contact: Mr. Sam Zhou Corporate Development AgFeed Industries, Inc. Tel: 011-86-13925912908 Email: info@agfeedinc.com